Exhibit 99.1

JONES ENERGY, INC. PROVIDES 2013 YEAR END RESERVES, OPERATIONS UPDATE, AND 2014 GUIDANCE

Austin, TX — February 24, 2014 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today provided its 2013 year-end reserves, an operations and risk management update, and 2014 guidance.

Highlights

•                  Cleveland proved reserves increased 42% from year-end 2012 to 57.5 MMBoe; additions replaced production by 558% (307% through the drill-bit)

•                  Total proved reserves increased 23% from year-end 2012 excluding the expiration of the Southridge JDA

•                  Fourth quarter 2013 production increased to a record 1.7 MMBoe (approximately 18,200 Boe/d) despite impact of severe weather and other operations factors; full year 2013 production of 6.2 MMBoe (approximately 17,000 Boe/d) within previously announced guidance range

•                  Company has completed 20 test wells using an enhanced frack design and will be monitoring production results over next two quarters prior to making a capital commitment decision; 2014 guidance is based on historical open-hole completion technique with average Cleveland AFE to remain at a best-in-class $3.1 million

•                  2014 production guidance of 22,000 – 23,000 Boe/d resulting in over 30% production growth compared to 2013

•                  10 rigs currently running in core operating areas (8 in the Cleveland and 2 in the Woodford)

2013 Year-End Proved Reserves and Wells Drilled

Jones Energy’s year-end 2013 estimated proved reserves increased 4% from year-end 2012 to 89.0 MMBoe, of which 56% were classified as proved developed reserves.  Excluding the 15.5 MMBoe reduction in proved undeveloped reserves resulting from the expiration of the Southridge joint development agreement (JDA), proved reserves increased 23% from year-end 2012, and increased 42% in our core Cleveland area.  Oil and NGLs (total liquids) increased to 56% of our proved reserve base.  Additionally, proved developed reserves increased by 27% to 49.5 MMBoe.

The following tables set forth the Company’s total proved reserves and the changes in the Company’s total proved reserves.  These estimates are based on reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.  Year-end proved reserves were determined utilizing an average 2013 WTI oil price of $96.78 per barrel and an average 2013 Henry Hub spot market natural gas price of $3.67 per MMBtu.

Proved Reserves as of December 31, 2013

	Oil	Gas	NGLs	Total	%
	MMBbl	Bcf	MMBbl	MMBoe	Liquids
Cleveland	16.3	138.0	20.3	59.6	61.4%
Woodford	0.1	84.4	12.0	26.2	46.2%
Other	0.3	14.2	0.6	3.2	25.5%
Total Proved	16.7	236.6	32.9	89.0	55.7%

Proved Developed	7.1	139.6	19.1	49.5	53.0%

Changes in Proved Reserves (MMBoe)

Proved reserves as of December 31, 2012	85.3
Purchases of minerals in place	13.6
Extensions and discoveries	16.1
Expiration of JDAs (1)	(17.5)
Revisions of previous estimates	(2.3)
Production	(6.2)
Proved reserves as of December 31, 2013	89.0

(1)  Includes 15.5 MMBoe associated with the expiration of the Company’s JDA with Southridge in the Woodford.

Excluding non-operated wells, the Company spud a total of 86 gross wells in 2013 and completed 63 gross wells before year-end.  As of December 31, 2013, the Company had 22 gross wells in various stages of completion and 10 gross wells drilling.  The following table provides a summary of the Company’s 2013 operated drilling and completion activity:

2013 Operated Drilling Summary by Formation

					Various Stages of Completion
	Spud		Completed		as of 12/31/13
	Gross	Net	Gross	Net	Gross	Net
Cleveland	73	56	58	45	14	11
Woodford	13	4	5	2	8	3
Total	86	60	63	47	22	14

Operations Update

Production Update for the Fourth Quarter of 2013

The Company produced 1.7 MMBoe (approximately 18,200 Boe/d) in the fourth quarter of 2013 and 6.2 MMBoe (approximately 17,000 Boe/d) for calendar year 2013, which was within its guidance range for the year of 6.1 – 6.5 MMBoe (16,600-17,900 Boe/d).  The percentage of total production composed of liquids for both the fourth quarter and full year 2013 was 53%.  Fourth quarter results were negatively impacted by severe winter weather and frack impacts, including production delays tied to a new completion design tested in the Cleveland formation beginning in late 2013.  Winter weather continued to impact production early in the first quarter of 2014, however, all operations have returned to normal and all drilling rigs are currently operating as expected.

Update on Completion Techniques in the Cleveland

Jones Energy has completed 20 test wells in the Cleveland using a new completion technique, which has an average of 20 stages (3 clusters/stage resulting in approximately 70 foot spacing between clusters) compared to the prior design of 20 stages (210 foot spacing).  The new technique uses a cased-hole design as compared to an open-hole completion in the prior design.  The average cost per well of the new design is approximately $4.0 million, compared to $3.1 million using the historical design.  All of the 20 wells in the first phase of the test program have been completed and are currently producing hydrocarbons.

Of the 14 wells with 30 or more days of production, 12 have produced at or above historical type curve.  Over the next two quarters, the Company will monitor production data on the test wells and undertake additional optimization techniques, prior to making a decision on whether the level of production is significant enough to justify the incremental capital investment per well, and which design to utilize going forward.  In the interim, Jones Energy will be employing its traditional open-hole completion technique in the Cleveland, which is the basis for its guidance for the balance of 2014.  Going forward, the Company expects its average Cleveland AFE to remain at a best-in-class $3.1 million, which we expect will allow us to continue to generate compelling rates of return in our core play.

2014 Guidance

Jones Energy is projecting 2014 average daily production of 22,000 – 23,000 Boe/d, which would result in over 30% production growth compared to 2013.  We plan to invest approximately $350 million in total capital expenditures in 2014, including approximately $310 million for drilling and completion, and $40 million for leasing, workovers and efficiency projects.  The Company’s drilling and completion capital expenditures will be largely funded from operating cash flow.

In order to generate growth above its base plan, Jones expects to begin a three well test in the Tonkawa formation in the second quarter of 2014.  The Company has also substantially increased its budget and expectations for leasehold acquisition within its core Panhandle operating area, which is prospective for the Cleveland, Tonkawa and other formations.  In addition, we are also conducting frack optimization tests in the Woodford, involving more frack stages (16 – 20 vs. current 10 – 14 stages) with the objective of further improving overall economics in this play.  The Company is currently running 10 rigs in its core operating areas (8 rigs in the Cleveland and 2 rigs in the Woodford), however, based on a success case for the Tonkawa drilling or Woodford frack tests, we expect to deploy 2 additional rigs in the second half of 2014.

2014 Guidance

2014E
Total Production (MMBoe) (1)	8.0 — 8.4
Average Daily Production (Boe/d) (1)	22,000 — 23,000
% Oil and Natural Gas Liquids: (1)	54% - 57%
% Oil	26% - 29%
% Natural Gas Liquids	27% - 29%
Operating Expenses ($/Boe)	$4.25 - $4.75
Production Taxes (% of Revenue)	4.7%
G&A Expenses ($mm) (2)	$28.0 - $30.0
Capital Expenditures ($mm):
Cleveland Drilling and Completion	$250
Woodford Drilling and Completion	50
Other Drilling and Completion	10
Other Non-Drilling and Completion	40
Total Capital Expenditures	$350

(1)         Company is in ethane rejection in the Woodford.  Projections assume ethane rejection continues throughout 2014.

(2)         Excluding non-cash compensation expense.

Risk Management

The Company executed new hedges in conjunction with its acquisition of assets from Sabine in December 2013.  The following table summarizes the Company’s commodity derivative contracts outstanding as of December 31, 2013:

	Fiscal Year Ending December 31,
	2014	2015	2016	2017
Oil, Natural Gas and NGL Swaps
Oil (MBbl)	1,773	1,271	946	625
Natural Gas (MMcf)	13,940	10,663	8,450	6,860

Ethane (MBbl)	752	422	53	—
Propane (MBbl)	247	63	48	—
Iso Butane (MBbl)	34	24	16	7
Butane (MBbl)	87	58	38	17
Natural Gasoline (MBbl)	153	119	83	18
Total NGLs (MBbl)	1,273	686	238	42

Weighted Average Prices
Oil ($ / Bbl)	$91.12	$89.27	$87.49	$84.92
Natural Gas ($ / MMBtu)	4.87	4.89	5.00	4.50

Ethane ($ / Gal)	$0.24	$0.27	$0.21	—
Propane ($ / Gal)	0.90	0.95	0.90	—
Iso Butane ($ / Gal)	1.43	1.41	1.32	1.42
Butane ($ / Gal)	1.36	1.36	1.28	1.37
Natural Gasoline ($ / Gal)	2.07	2.00	1.90	1.73

Fourth Quarter 2013 Earnings Release and Conference Call

Jones Energy plans to release its fourth quarter financial and operating results on Wednesday, March 12, 2014, after the market closes.

In connection with the earnings release, Jones Energy will host a conference call for investors and analysts to discuss the results for the quarter on Thursday, March 13, 2014, at 10:00 a.m. ET (9:00 a.m. CT).  Participants may join the conference call by dialing (877) 201-0168 (for domestic U.S.) or (647) 788-4901 (International) and entering conference code 58814078.  If you are not able to participate in the conference call, an audio replay will be available through April 13, 2014, by dialing (855) 859-2056 for domestic U.S., or (404) 537-3406 for international participants, and entering conference code 58814078.  A replay of the conference call may also be found on the Company’s website, www.jonesenergy.com.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contacts:

Robert Brooks, 512-328-2953

Executive Vice President & CFO

Or

Cathleen King, 512-672-7192

Investor Relations

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including guidance regarding the timing and location of additional rigs, results of the Company’s drilling program, 2014 capital budget, ability to fund  the Company’s 2014 capital expenditure budget largely with cash flow from operations, customers’ elections to reject ethane and include it as part of the natural gas stream for the remainder of 2014, projections regarding total production, average daily production, percentage liquids, operating expenses, production taxes as a percentage of revenue, G&A expenses and capital expenditure levels for 2014.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.